Amendment no. 1 to ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 1 TO ADMINISTRATION AGREEMENT (this “Amendment”), made this 22nd day of March, 2021 (the “Amendment Effective Date”), between Delaware Wilshire Private Markets Master Fund, Delaware Wilshire Private Markets Tender Fund, and Delaware Wilshire Private Market Fund, each organized as a Delaware statutory trust (each a “Fund” and collectively, the “Funds”), and SEI Investments Global Funds Services (the “Administrator”).

WHEREAS:

1.	The Funds and the Administrator entered into an Administration Agreement, dated as of September 11, 2020 (the “Agreement”), pursuant to which, among other things the Administrator agreed to provide certain administration services on behalf of the Funds; and

2.	The parties hereto desire to amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have the meanings as set forth in the Agreement.

2.	Schedule I (Services). Schedule l of the Agreement is hereby amended to add a new sub-section to the end of Section III “Regulatory and Compliance Support Services” as set forth below:

III.	REGULATORY AND COMPLIANCE SUPPORT SERVICES

Regulatory and Compliance Support Services	Administrator Services	Responsibility of the Fund or its Delegate
Registered Fund Support Services

• Supporting annual prospectus updates for the Fund required under the Securities Act of 1933;

• Assisting the Fund in certain filings required under the Securities Exchange Act of 1934;

• Supporting the Board of Trustee’s annual review of the Distribution Agreement between SEI Investments Distribution Co. and Delaware Wilshire Private Markets Fund;

• Facilitating reviews of Fund regulatory materials and filings;

• Review relevant materials. Provide information as requested by Administrator, including without limitation as to the Investment Adviser, portfolio managers, investment strategy;

• Provide requested documents for Board of Trustees meeting;

3.	Schedule II (Schedule of Fees).

[REDACTED]

4.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

5.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

6.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator, the Funds and each of their respective permitted successors and assigns.

7.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Amendment Effective Date.

ADMINISTRATOR:		FUNDS:

SEI INVESTMENTS GLOBAL FUNDS SERVICES		DELAWARE WILSHIRE PRIVATE MARKETS MASTER FUND

By:	/s/ John Alshefski	By:	/s/ Michael Beattie
Name:	John Alshefski	Name:	Michael Beattie
Title:	SVP	Title:	President

DELAWARE WILSHIRE PRIVATE MARKETS TENDER FUND

		By:	/s/ Michael Beattie
		Name:	Michael Beattie
		Title:	President

DELAWARE WILSHIRE PRIVATE MARKETS FUND

		By:	/s/ Michael Beattie
		Name:	Michael Beattie
		Title:	President